Exhibit 10.2

NON-EMPLOYEE DIRECTOR COMPENSATION PLAN FOR FISCAL 2010

Components of Non-Employee Director Compensation for each fiscal year	Plan for FY 2010

Annual Board Retainer		$24,000

Board Meeting Fee		$4,000

Annual Committee Chair Retainer (1)	$ $	4,000 3,000

Committee Meeting Fee		$1,500

Annual Long-Term Incentive Grant (2)		$125,000

Annual Personal Aircraft Usage (3)		30 hours

(1)	The Audit Committee Chairman receives a $4,000 annual retainer fee, and the Compensation Committee Chairman and Nominating and Corporate Governance Committee Chairman each receive $3,000 annual retainer fees.
(2)	The non-employee director long-term incentive equity value is an annual fixed amount. The non-employee director long-term incentive grant will consist of restricted stock units. The number of RSUs granted will be determined by dividing the closing stock price on the grant date into the equity value and rounded up to the nearest 100. The grant will vest (i) 50 percent on the date six months after the grant date and (ii) 50 percent on the date one year after the grant date. The Common Stock to be issued in connection with the RSUs will be distributed upon the earliest to occur of (1) the board members’ death, disability or separation from the board, (2) a change of control event, or (3) five years after the grant date.
(3)	As part of director compensation, each non-employee director is allowed to make personal use of the Company airplane for a maximum of 30 flight hours per fiscal year. As of June 30, 2009, the ultimate cost of providing this “perquisite” is affected by: (i) pilot and co-pilot fees ($1,250 per day) and (ii) fuel costs (382 gallons per hour x $5.14 per gallon is approximately $1,850 per hour). Considering these variables, the hourly cost to operate the Company airplane is approximately $3,100. The annual amount of $93,000 assumes that a director utilizes his full allotment of 30 hours; less usage by any given director will obviously result in less cost to the Company and less “compensation” to the director. This amount does not include the monthly fixed costs for operating the Company airplane, any expenses associated with dead-head legs which are not charged against the Director hours while under their annual allowance for billable hours or any dry lease expenses.